Omnimed International Changes Name To Medefile International, Inc. (OTCBB Ticker Symbol Changed From OMDI To MDFI), And Declares In-Kind Dividend Of 14 Shares Of Common Stock For Each Share Of Common Stock Held.

CEDAR KNOLLS, N.J., January 18, 2006 - Omnimed International, Inc. ("Omnimed" or the "Company") announced today that it has changed its name to Medefile International, Inc. ("Medefile"), and that the Company's common stock has begun quoting on the OTC Bulletin Board under the new symbol "MDFI." The name change to Medefile better reflects the Company's products and services, which include the Company's primary product, the Medefile system, a highly secure system for gathering and maintaining medical records. In addition, the Company announced today that its Board of Directors had declared an in-kind dividend of 14 shares of common stock for each share of common stock held by shareholders of record at the close of business on January 16, 2006. The in-kind dividend is payable on January 20, 2006.

About Medefile

Medefile has developed a system for gathering and digitizing medical records so that individuals can have a comprehensive record of all of their medical visits. Medefile's primary product is the Medefile system. The Medefile system is designed to gather all of its members' medical records and create a single, comprehensive medical record that is accessible 24 hours a day, seven days a week.

Medefile's goal is to revolutionize the medical industry by bringing digital technology to the business of medicine. Medefile intends to accomplish its objective by providing individuals with a simple and secure way to access their lifetime of actual medical records in an efficient and cost-effective manner. Medefile's products and services are designed to provide healthcare providers with the ability to reference their patient's actual past medical records, thereby ensuring the most accurate treatment and services possible while simultaneously reducing redundant procedures.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by such forward-looking statements.

Contact:
Medefile International, Inc.
Milton Hauser
(973) 993-8001
www.medefile.com